EXHIBIT 99.1

Tamino Minerals, Inc. Provides Update on LOI (Letter of Intent) to acquire "Multi-Million-USD value Gold Equivalent Mineral Rights"

MONTREAL, Dec. 11, 2019 (GLOBE NEWSWIRE) -- Tamino Minerals, Inc., a mineral exploration and development company, (“Tamino” or the “Company”) (OTC Markets: TINO), www.taminominerals.ca, is pleased to update shareholders that we have  signed a Letter of Intent conveying to Tamino the exclusive right to acquire 100% ownership of a project in a Mineral Rich Region (Gold, Silver and Copper) that already generates millions of dollars in revenue and is also well known in its sector.

This right span for a period of 4 years, and the purchase would involve making escalating payments of up to a total of U.S. $1,000,000 (ONE MILLION USD) plus 2% NSR (Net Smelter Return). The claim located in the state of Sonora, Mexico, called “Ofelia”, has already been assayed for gold, with rock chip samples containing more than 1oz of Gold –Au-. This acquisition furthers Tamino’s strategy to build its Mexico based project portfolio in proven, accessible and low-risk jurisdictions that offer opportunities of high-grade gold deposits. This project represents a major opportunity for Tamino with the potential to become a “flagship” property for several reasons including:

  Estimated 100,000 to 200,000 gold equivalent ounces near the surface, that equate to $150 million to $300 million in revenue in addition to Tamino’s other projects and mining claims within the region. We do believe that this could become a 1 million ounces of gold project, we must complete an Exploration Program focusing on the Area of Interest.
  The location is highly favorable for gold, we will provide additional information regarding gold production within this area.

“This Project is consistent with Tamino’s strategy, to secure high-grade gold projects with significant upside potential and located in favorable mining jurisdictions,” stated Pedro Villagran-Garcia, President and CEO for Tamino Minerals, Inc.

The transaction is subject to conditions normal for an acquisition of its nature, providing Tamino with a 90-day period in which to complete due diligence and sign a definitive agreement by February 4th, 2020. Pursuant to the LOI, Tamino could then move forward and satisfy this agreement by exercising the payment commitments mentioned above.

The location is favourable for gold, we will provide additional information regarding gold production within this area.

This obviously is monumental in Tamino's goal of taking the necessary steps to secure high-grade gold projects and eventually mine precious metal reserves of great value and revenue potential. Tamino will continue to provide updates on this LOI and project.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for gold and other mineral deposits within a prolific Gold producing State, Sonora.  Under SEC Fair Disclosure Guidelines, persons interested in Tamino Minerals can expect disclosures and updates at OTC Markets, the company’s website, www.TaminoMinerals.ca.

Twitter:  www.Twitter.com/TaminoMinerals
Facebook:  www.facebook.com/taminominerals
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Linkedin:  www.linkedin.com/company/taminominerals
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On behalf of the Board,

-       Pedro Villagran-Garcia       -

Pedro Villagran-Garcia, President & CEO
Tamino Minerals, Inc.

For further information, please contact the company at 1 (514) 432-7746 or by email at info@taminominerals.ca

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